EXHIBIT 99.01

CERTIFICATION

PURSUANT TO SECTION 111(b)(4) OF EESA

I, Robert E. Marziano, Chief Executive Officer of Bank of the Carolinas Corporation (“BankCorp”), certify, based on my knowledge, that:

(i)    BankCorp’s compensation committee has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between BankCorp and the U.S. Department of the Treasury (“Treasury”), and ending with the last day of BankCorp’s fiscal year containing that date (the “Applicable Period”), the senior executive officer (“SEO”) (as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”)) compensation plans and employee compensation plans, each as defined in the regulations and guidance established under Section 111 of EESA, and the risks these plans pose to BankCorp;

(ii)    BankCorp’s compensation committee has identified and limited during the Applicable Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BankCorp, and, during the same Applicable Period, has identified any features of the employee compensation plans that pose risks to BankCorp and has limited those features to ensure that BankCorp is not unnecessarily exposed to risks;

(iii)    BankCorp’s compensation committee has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of BankCorp’s reported earnings to enhance the compensation of any employee and has limited any such features;

(iv)    BankCorp’s compensation committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)    BankCorp’s compensation committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A)    SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BankCorp;

(B)    Employee compensation plans that unnecessarily expose BankCorp to risks; and

(C)    Employee compensation plans that could encourage the manipulation of BankCorp’s reported earnings to enhance the compensation of an employee;

(vi)    BankCorp has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, of the SEOs and twenty next most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)    BankCorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date;

(viii)    BankCorp has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date

(ix)    BankCorp’s Board of Directors has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between BankCorp and Treasury; this policy has been provided to Treasury and

BankCorp’s primary regulatory agency; BankCorp and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)    BankCorp will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date;

(xi)    BankCorp will disclose the amount, nature and justification for the offering during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in Paragraph (viii);

(xii)    BankCorp will disclose whether it, its Board of Directors of BankCorp, or its compensation committee, has engaged during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date, a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)    BankCorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between BankCorp and Treasury or June 15, 2009, and ending with the last day of BankCorp’s fiscal year containing that date;

(xiv)    BankCorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between BankCorp and Treasury, including any amendments;

(xv)    BankCorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 29, 2010

/s/ Robert E. Marziano
Robert E. Marziano
Chief Executive Officer